Exhibit 3.1

Ross Miller
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
/s/ Ross Miller	20080296152-65
Ross Miller	Filing Date an Time
Secretary of State	04/29/2008 1:45 PM
State of Nevada	Entity Number
C22490-1997

Certificate of Change Pursuant
To NRS 78.209

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1. Name of corporation:

PSPP Holdings, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares at the par value, if any, of each class or series, if any, of shares before the change:

10,000,000 preferred, par value $0.001
80,000,000 common, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

10,000,000 preferred, par value $0.001
175,000,000 common, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1 common share for each and every 100 common shares (a 1 for 100 reverse split)

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares shall be rounded up and any shareholder owning less than 100 shares after completion of the split shall be issued common shares such that each shareholder shall own a minimum of 100 shares.

7. Effective date of filing 5/1/08

8. Officer Signature /s/ Teresa Palumbo, President